UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 21, 2004

SOURCINGLINK.NET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28391	98-0132465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16855 West Bernardo Drive, Suite 260, San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 385-8900

Not applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

On May 21, 2004, the Board of Directors (the “Board”) of SourcingLink.net, Inc., a Delaware corporation (“SourcingLink”), approved the filing in San Diego County Superior Court of a complaint against Carrefour S.A., Oracle Corporation and GlobalNetExchange, LLC. The suit, among other allegations, claims breach of contract and fraud against Carrefour, interference with contractual relations and prospective economic advantage against Oracle and GlobalNetExchange and a statutory unfair business practices claim against all defendants. The Complaint alleges that Carrefour breached its obligations under a December, 1999 Letter Agreement causing general damages in excess of $30,000,000 per year, and breached its obligations under a second agreement dated March, 2000 and practiced fraud upon SourcingLink, causing general damages in each instance in excess of $2,500,000 plus punitive damages under the fraud claim. Oracle and GlobalNetExchange are sued for general damages in excess of $30,000,000 per year, for interfering with SourcingLink’s contracts with Carrefour plus punitive damages based upon said defendants’ intentionally egregious misconduct. SourcingLink seeks to recover total damages, including incidental, consequential, exemplary and punitive damages, in excess of $382,000,000. While SourcingLink believes firmly in the merits of its claims, at this stage, SourcingLink is unable to predict the outcome of this litigation or its ultimate effect, if any, on its financial condition.

On May 21, 2004, the Board also approved a financing (the “Financing”) through the sale and issuance of up the $1,300,000 of convertible promissory notes (the “Notes”). The Notes are convertible into shares of SoucingLink’s common stock, based upon a conversion price of $0.022 on the maturity date of each Note. The proceeds from the Financing will be used to pay for legal fees and expenses incurred in connection with SoucingLink’s lawsuit against Carrefour.

On May 24, 2004 the Board appointed Michael Khoury as SourcingLink’s President and to fill an existing vacancy on the Board. Mr. Khoury was Manager, then Senior Manager at Deloitte & Touche from 1989 to 1993, President then CEO of First National Mortgage Exchange from 1993 to 1998, Senior Vice President at IMC Mortgage in 1998 and 1999, and finally CEO of InterScore Inc., a consulting firm that he sold in 2000 to Ballantyne, Inc, where he remained as a Senior Vice President until 2003. Mr. Khoury holds a B.S. in Math from the American University of Beirut, an MFA from New York University, and an MBA from UCLA. He is a CPA and a Fulbright Scholar.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCINGLINK.NET, INC.

June 2, 2004	/s/ Marcel van Heesewijk
Marcel van Heesewijk, Chief Executive Officer